SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 19th day of March, 2012, by and among RiverPark Advisors, LLC, a Delaware limited liability company (the “Adviser”), Gargoyle Investment Advisor L.L.C., a New York limited liability company (the “Sub-Adviser”), and the RiverPark Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, RiverPark/Gargoyle Hedged Value Fund (the “Fund”).

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has been appointed investment advisor to the Trust and the Fund, pursuant to an Investment Advisory Agreement dated September 20, 2010 (the “Advisory Agreement”), which has been approved by the Trust’s Board of Trustees (the “Board of Trustees”); and

WHEREAS, the Adviser and the Trust desire to retain the Sub-Adviser to provide a continuous investment program for the Fund’s assets and the Sub-Adviser is willing to do so; and

WHEREAS, the Sub-Adviser has managed the Gargoyle Hedged Value Fund L.P. (the “Predecessor Fund”), an unregistered investment partnership, since its inception in January 1997; and

WHEREAS, the Board of Trustees has approved this Agreement, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.         Appointment.  The Adviser and the Trust hereby appoint the Sub-Adviser to serve as sub-advisor to the Adviser with respect to the Fund. Intending to be legally bound, the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.         Advisory Services.  Subject to the supervision of the Board of Trustees and the Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to the securities and cash equivalents of the Fund. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Trust’s (i) registration statement filed with the Securities and Exchange Commission in effect on the date hereof and as amended or supplemented during the term of this Agreement and (ii) resolutions of the Board of Trustees applicable to the Fund.  The Fund shall provide the Sub-Adviser with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it:

(a)        will determine what securities will be purchased, retained or sold for the Fund;

(b)        will manage, in consultation with the Adviser, the Fund’s temporary investments in securities, cash and cash equivalents;

(c)        will place orders pursuant to its investment determinations for the Fund either through the Adviser or directly with the issuer or with any broker or dealer;

(d)        will consult with the Adviser on a continuous basis as to the Fund’s assets invested by the Sub-Adviser;

(e)        will attend regular business and investment-related meetings with the Board of Trustees and the Adviser, as requested by the Trust, the Adviser or both; and

(f)        will, as necessary, support the Adviser’s maintenance of the books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Board of Trustees such periodic and special reports as they may reasonably request with respect to the Fund, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to the Board of Trustees’ meetings.

3.          Covenants by the Sub-Adviser. The Sub-Adviser agrees with respect to the services provided to the Fund that it:

(a)        as part of its retention as Sub-Adviser with respect to the investment of the Fund’s assets, is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Sub-Adviser is bound, whether arising by contract, operation of law or otherwise;

(b)        will maintain its status as a Registered Investment Adviser with the Securities and Exchange Commission;

(c)        will conform with all Rules and Regulations of the Securities and Exchange Commission;

(d)        will transmit or cause to be transmitted, trade information to the Fund’s designated Fund Accountant no later than the first business day following the day of the trade and cause broker confirmations to be sent directly to the Fund’s designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(e)        will treat confidentially and as proprietary, except such that is publicly available, information of the Fund, all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except i) after prior written notification to the Trust,  to respond to requests that are a part of routine regulatory audits or inspections or ii) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust);

(f)        will maintain its own Code of Ethics and report to the Adviser’s Compliance Officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification; and

(g)        will maintain its own compliance program or manual, pursuant to Rule 206(4) -7 of the Investment Advisers Act.  The Sub-Adviser will provide either the manual or a summary thereof, including updates thereto, to the Adviser’s Compliance Officer.

4.         Covenants by the Adviser and the Trust. The Adviser and the Trust agree with respect to the services provided to the Fund:

(a)        that the Sub-Adviser is authorized by the governing documents relating to the Fund, and the terms of this Agreement do not violate any obligation by which the Fund is bound, whether arising by contract, operation of law or otherwise; and

(b)        that the Sub-Adviser may use the Fund’s name on a representative client list.

5.         Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive and nothing in this Agreement shall (i) prevent the Sub-Adviser or any affiliated person (as defined in the 1940 Act) of the Sub-Adviser or any employee, agent, manager or affiliated person of such person from acting as investment advisor or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Adviser or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments that the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser agrees that it will not undertake any activities that, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

6.         Fund Transactions. Investment decisions for the Fund shall be made by the Sub-Adviser independently from those for any other investment companies and accounts advised or managed by the Sub-Adviser, and/or pursuant to the same methodology.   The Fund and such investment companies and accounts may, however, invest in the same securities. When the Sub-Adviser seeks to purchase or sell  the same security at substantially the same time on behalf of the Fund and/or another investment company or account, the Sub-Adviser may, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner which the Sub-Adviser believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, the Sub-Adviser may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution on an overall basis for all the Sub-Adviser’s clients.

The Sub-Adviser may place orders for the purchase and sale of portfolio securities for the Fund through the Adviser or may directly solicit broker-dealers to execute transactions in accordance with the Fund’s policies and restrictions regarding brokerage allocations.  The Sub-Adviser shall place orders pursuant to its investment determinations for the Fund through the Adviser, directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund. In no instance will securities be purchased from or sold to the Adviser or the Sub-Adviser or any affiliated person of either thereof; except as permitted by Rules and Regulations of the Securities and Exchange Commission.

7.         Covenants by the Adviser. The Adviser agrees with respect to the services provided to the Adviser hereunder that the Adviser will conform to the applicable Rules and Regulations of the Securities and Exchange Commission.

8.         Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof:  this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

9.         Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided by the Sub-Advisor hereunder.

10.        Expenses. During the term of this Agreement, the Sub-Adviser will pay its own expenses incurred in connection with the performance of its obligations under this Agreement including compensation of and office space for its officers and employees connected with investment research, trading and investment advisory services for the Fund. Nothing herein, however, shall be deemed to require the Sub-Adviser to pay any expenses of the Fund or the Adviser.

11.        Compensation.  In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement, the Adviser and not the Fund will pay to the Sub-Adviser, as compensation for the services provided by the Sub-Adviser under this Agreement, a monthly fee equal to 0.575% (on an annualized basis) of the average net assets of the Fund.  However, on certain Fund assets from the Predecessor Fund and from preexisting relationships of the Sub-Adviser’s, the Adviser and not the Fund will pay to the Sub-Adviser, as compensation for the services provided a monthly fee up to 0.90% (on an annualized basis) of the average of such net assets.  The Adviser shall pay the Sub-Adviser as soon as practical after the last day of each calendar month, but no later than five (5) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Fund in accordance with the Fund’s prospectus.  Notwithstanding anything to the contrary herein, the Sub-Adviser and the Adviser have agreed that pursuant to the terms of the Expense Limitation Agreement in effect between the Adviser and the Trust, the Adviser may, from time to time, be required to subsidize certain of the Fund’s operating expenses and/or waive some or all of its advisory fee.  In the event that in any fiscal year the Adviser has subsidized expenses or waived some or all of its advisory fee, the Sub-Adviser agrees to waive some or all of its sub-advisory fee payable to it from the Adviser in proportion to the total amount being subsidized or waived by the Adviser unless Adviser and Sub-Adviser have agreed to a sharing of subsidized expenses on some other basis on which to compensate Adviser for subsidized expenses and waived advisory fees.  To the extent that the Adviser may, during the three-year period after it has subsidized expenses or waived fees, recover some or all of such amounts from the Fund under the terms of the Expense Limitation Agreement, the Adviser agrees to share the portion of such recovered amounts with the Sub-Adviser based on the same proportion that the Sub-Adviser waived a portion of its compensation due from the Adviser.

12.        Standard of Care: Limitation of Liability: Limited Indemnity.  The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Adviser in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Fund further agrees to indemnify, defend and hold the Sub-Adviser, and its managers, officers, directors, equityholders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misconduct, bad faith, gross negligence, or reckless disregard of the duties on the part of the Sub-Adviser in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Adviser and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Sub-Adviser or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Adviser, the Fund or both may have under any such federal or state securities laws.

13.        Reference to the Sub-Adviser. Neither the Adviser nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Sub-Adviser or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Sub-Adviser to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s registration statement and any advertising or promotional materials, provided such materials are FINRA compliant, without the prior approval of the Sub-Adviser.

14.        Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years and thereafter shall continue automatically for successive annual periods, provided that (i) such continuance is specifically approved at least annually by the Board of Trustees and (ii)  its continuance is approved by a majority of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ written notice, by the Board of Trustees, by the Adviser or by the Sub-Adviser or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(e), 9, 11, 12 and 13 shall survive any termination or expiration.

15.        Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the members of the Board of Trustees who are not interested persons of the Advisor or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

16.        Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Adviser at:

Gargoyle Investment Advisor L.L.C.
285 Grand Avenue
Building One
Englewood, NJ 07631
Attn:  Joshua B. Parker
Facsimile:  (201) 894-5884

To the Adviser at:

RiverPark Advisors, LLC
156 West 56th Street, 17th Floor
New York, NY  10019
Attn:  Morty Schaja
Facsimile:  (212) 484-2151

To the Board of Trustees or the Fund at:

RiverPark Funds Trust
156 West 56th Street, 17th Floor
New York, NY  10019
Attn:  Morty Schaja
Facsimile:  (212) 484-2151

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Thomas R. Westle, Esq.
Facsimile: (917) 332-3817

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) business day after the date of the mailing thereof.

17.        Proxy Voting.  The Sub-Adviser is authorized to vote proxies received on securities held in the Fund.  The Adviser and the Trust represent that proxy voting authority is not expressly reserved to any other party under the documents governing the Fund.  The Adviser and the Trust shall instruct the Fund’s custodian to forward promptly to the Sub-Adviser receipt of such communications and to follow the Sub-Adviser’s instructions concerning the same.  The Sub-Adviser shall not be responsible for voting proxies not timely received by the Sub-Adviser.

18.        Legal Proceedings. The Sub-Adviser will not advise or act for the Adviser of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held in the Fund or the issuers of these securities, without the prior written consent of the Advisor.

19.        Force Majeure. In addition, and without limiting any other provision of this Agreement, the Sub-Adviser shall not be liable for (i) force majeure or other events beyond the control of the Sub-Adviser, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Adviser or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Adviser.

20.        Limits on Obligations.  Notwithstanding anything to the contrary in this Agreement, in no event will the Sub-Adviser be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Sub-Adviser’s legal, regulatory, or operational policies and procedures; provided, however, that the Sub-Adviser must provide the Adviser written notice of its decision not to effect a transaction within one business day of such decision.

21.        Miscellaneous. Neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

23.        Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

24.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Gargoyle Investment Advisor L.L.C.

By: _____________________________
Joshua B. Parker
President

RiverPark Advisors, LLC

By: _____________________________
Name:
Title:

RiverPark Funds Trust

By: _____________________________
Name:
Title: